Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Collectors Universe Acquires Expos Unlimited LLC, Operator of Long Beach and
Santa Clara Coin, Stamp and Collectibles Expos

Acquisition adds Revenue and Secures Key Grading Venues

          NEWPORT BEACH, Calif., July 12 - Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles and to sellers and purchasers of diamonds and other high value assets, today announced its acquisition of Expos Unlimited LLC (“Expos”), a tradeshow management company that operates internationally renowned coin, stamp and collectibles shows in Long Beach and Santa Clara, California.  The Company paid $2.4 million in cash at closing for Expos and, depending on the future financial performance of Expos, may become obligated to make contingent payments of up to an aggregate of $750,000 over the next five years.

          Expos promotes, manages and operates two venues of collectibles conventions which, on a combined annual basis, are believed by Expos to comprise the largest gathering of coin, stamp and collectibles dealers and collectors each year.  The Long Beach Coin, Stamp & Collectibles Expo (the “Long Beach Expo” www.longbeachexpo.com) has been holding coin shows since 1964 and is currently managing a three-day show held each February, June and September at the Long Beach Convention and Entertainment Center.  Expos also manages the Santa Clara Coin, Stamp & Collectibles Expo (the “Santa Clara Expo” www.santaclaraexpo.com), a four-day event held at the Santa Clara Convention Center in late March/early April and in November.  At both the Long Beach and Santa Clara expos, leading numismatic, philatelic and collectibles dealers offer rare and valuable collectibles to the public, while auctions of coins and currency are conducted alongside exhibitions of major numismatic and collectible interest.

          Michael Haynes, Chief Executive Officer of Collectors Universe, commented, “Our strategic acquisition of Expos underscores our mission to enable and facilitate transactions in our targeted collectible markets.  The Long Beach Expo is one of the most important shows for PCGS’ on-site coin grading services, and this acquisition reinforces our competitive position by securing this venue for Collectors Universe.  The Long Beach Expo has been one of the most important collectible shows in the world for over 40 years, and it is the only private, for-profit large coin convention.  By acquiring Expos, we believe we can create incremental revenue streams by adding other collectibles categories to the Long Beach and Santa Clara shows, such as autographs and sports collectibles, to create additional on-site grading opportunities.”

          Expos Chairman Ron Gillio remarked, “I am excited for Expos to become a Collectors Universe company.  I have known Michael Haynes and Collectors Universe co-founders David Hall and Van Simmons for many years, and PCGS participation as a tableholder, numismatic consultant and on-site grader has contributed significantly to the success of our shows.  By teaming up with Collectors, we foresee additional opportunities to make the Long Beach and Santa Clara Expos even more vital to the collecting interests of our core coin and stamp enthusiasts and dealers.  In addition, we plan to explore the possibilities for leveraging Collectors’ deep relationships and expertise in other high-value asset classes, such as autographs and sports memorabilia, to create new and exciting exhibition opportunities for our venues.  Expos will continue to be operated from the current offices in Santa Barbara, California with the same staff.”

About Collectors Universe

          Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets.  The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency and diamonds.  The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds.  This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

          This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

          Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, including, but not limited to the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, and to offer new services will not be successful in enabling us to improve our profitability or may even cause us to incur losses, is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, which was filed with the Securities and Exchange Commission on May 10, 2006.  Due to such risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission.

     Contacts:

Joe Wallace	Brandi Piacente
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group, Inc.
949-567-1245	212-481-2050
Email: jwallace@collectors.com	Email: brandi@thepiacentegroup.com